Exhibit 10.5

FOURTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

AMENDMENT TO ESCROW AGREEMENT

This Fourth Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of this 18th day of January, 2013 by and between TNP SRT WAIANAE MALL, LLC, a Delaware limited liability company (“Seller”) and A & B PROPERTIES, INC., a Hawaii corporation (“Purchaser”) with respect to the real property and improvements located at 86-120 Farrington Highway, Waianae, Hawaii 96792.

Recitals

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of October 10, 2012, as amended (the “Agreement”), and

WHEREAS, Seller and Purchaser seek to further amend the Agreement as set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2. Ratifications. Except as specifically herein amended, all terms, provisions, conditions and exhibits contained in the Agreement are hereby confirmed, ratified and restated and shall remain unmodified and in full force and effect.

3. Purchase Price Reduction/Credit for Long’s Drug Store Tenant Inducements; Rollover Reserve Deposit. At Closing, if Purchaser has received (i) a letter from Lender approving the amounts set forth below, and (ii) evidence that Seller has paid all leasing commissions due to CBRE, then the Purchase Price shall be reduced by an amount equal to the tenant improvement allowance, which is currently anticipated to be $300,000. If Purchaser does not receive item (ii) above, then Purchaser shall receive an additional credit equal to the leasing commissions, currently estimated to be $111,000. Notwithstanding anything to the contrary, the sum of the Purchase Price reduction and credit that Purchaser receives shall not be less than the amount that Lender requires in the letter described as item (ii) above.

4. Foundation Work Credit. At Closing, Purchaser shall receive a credit in an amount equal to 150% of the greater of (a) all unpaid amounts under that certain Short Form Construction Contract dated August 13, 2012 between Seller and Lindemann Construction, Inc., as amended (“Construction Contract”); or (b) the remaining cost to complete the work contemplated under the Construction Contract. The Purchase Price credit is currently anticipated to be $292,555.00. Purchaser may deliver to Lender all or a portion of such amount in accordance with Section 3.4 of the Loan Agreement to be assumed by Purchaser. This section replaces Section 5 of that certain Third Amendment and Reinstatement of Purchase and Sale Agreement dated November 30, 2012, between Seller and Purchaser (the “Third Amendment”). The Escrow Agreement attached to the Third Amendment is hereby terminated in its entirety. Upon receipt by Purchaser of evidence that (i) all work under the Construction Contract has been completed and paid for (including lien releases) and the applicable lien period has expired, and (ii) all of Lender’s requirements concerning such work have been satisfied and Lender has delivered any excess amounts for such work to Purchaser, Purchaser shall pay to Seller the difference (if any) between the amount of the Purchase Price reduction under this Section 4 and the actual cash paid under the Construction Contract or necessary to finish the work contemplated by the Construction Contract, including but not limited to any inspection of the foundation work required by Lender and payment for any additional security guard required by tenant or any third party. Prior to delivery of any such difference to Seller, Purchaser may retain such amounts that constitute prepaid rent that should have been delivered to Purchaser at Closing in accordance with the terms of the Agreement; provided, however, Purchaser shall not retain any amounts as prepaid rent if (i) within thirty (30) days following Closing Seller delivers estoppels from the affected tenants certifying that there are no prepaid rents under each of the affected tenants’ respective leases; or (ii) such affected tenants do not deliver estoppels to Seller within the time periods allotted under each affected tenant’s lease for the provision of estoppels notwithstanding Seller’s request therefor, in which even such amounts shall be conclusively deemed not to be prepaid rents. At Closing, Seller shall deliver to Purchaser all original lien releases relating to the Construction Contract.

5. Payment to Lindemann Construction. At Closing, Escrow Agent shall deliver to Lindemann Construction $25,986.00 pursuant to that Application and Certificate for Payment dated January 4, 2013 executed in connection with the Construction Contract.

6. Purchase Price Reduction for City Mill Lease. The Purchase Price shall be reduced in an amount equal to $37,272.00, which amount represents the cost of the water valve replacement which occurred in October 2005, and which Landlord was required to pay pursuant to the Lease dated May 24, 2009, Exhibit G #4. According to City Mill’s tenant estoppel, this amount has not been paid to tenant or credited against rent.

7. Holdback. At Closing, Escrow shall withhold $148,000 (the “Holdback”) from the Purchase Price and hold it in Escrow to settle prorations and other costs relating to the Property for a period of 30 days in accordance with the terms of the Agreement; provided, however, that the prorations related to the loan shall be done at Closing in accordance with the terms of the Agreement. Without limiting the foregoing, Seller shall perform and Buyer shall reasonably approve the 2011 and 2012 CAM Reconciliation, which shall be settled and prorated in accordance with the Agreement.

8. Purchase Price. The parties agree that the Purchase Price shall be $29,762,728.00.

9. Default Interest. At Closing, Escrow Agent shall withhold from the Purchase Price and pay to Lender any default interest that Lender may require in connection with the loan that Buyer is assuming. The default interest is anticipated to be $50,000.

10. Counterparts; Signatures. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same Amendment. Signatures to this Amendment transmitted by .pdf, electronic mail or other electronic means shall be treated as originals in all respects for purposes of this Amendment.

11. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank. Signatures Follow on Next Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SELLER:	TNP SRT WAIANAE MALL, LLC,
a Delaware limited liability company

	By:	TNP Secured Holdings, LLC,
a Delaware limited liability company Its Member

		By:	TNP Strategic Retail Operating Partnership, LP,
a Delaware limited partnership Its Member

			By:	TNP Strategic Retail Trust, Inc.,
a Maryland corporation Its General Partner

				By:	/s/ K. Timothy O’ Brien
				Name:	K. Timothy O’ Brien
				Its:	Co-CEO

PURCHASER:	A & B PROPERTIES, INC., a Hawaii corporation

	By:	/s/ Lance K. Parker
	Name:	Lance K. Parker
	Title:	Vice-President

	By:	/s/ Charles W. Loomis
	Name:	Charles W. Loomis
	Title:	Asst. Secretary

ESCROW AGENT:	TITLE GUARANTY ESCROW SERVICES, INC.

	By:	/s/ Ann Oshiro
	Name:	Ann Oshiro
	Title:	Assistant Vice President